Release: July 27, 2023

CPKC reports second-quarter results; focused on delivering on benefits of new combined network

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its second-quarter results, including revenues of $3.2 billion, diluted earnings per share ("EPS") of $1.42 and core adjusted combined diluted EPS1 of $0.83.

“This quarter we made history by completing our transformational combination to create the first single-line transnational railroad linking Canada, the United States and Mexico,” said Keith Creel, CPKC President and Chief Executive Officer. “By uniting the outstanding railroaders at Canadian Pacific and Kansas City Southern to form our new CPKC family, we already are changing the freight rail industry, redrawing the map and delivering on the many benefits of our combined network.”

Second quarter 2023 results2
•Reported operating ratio (OR) increased by 970 basis points to 70.3 percent from 60.6 percent in Q2 2022
•Core adjusted combined OR1 increased 430 basis points to 64.6 percent from 60.3 percent in Q2 2022
•Reported diluted EPS increased to $1.42 from $0.82 in Q2 2022 due to the net impact of the derecognition of the investment in Kansas City Southern (KCS) upon consolidation
•Core adjusted combined diluted EPS1 decreased to $0.83 from $0.95 in Q2 2022
•Federal Railroad Administration-reportable train accident frequency declined 32 percent to 0.76 from 1.11 in Q2 2022

“Despite the challenging results, we still expect to deliver mid-single-digit Core adjusted combined diluted EPS1 growth in 2023," Creel added. “The long-term growth opportunities for this franchise are unique and undeniable. With our CPKC advantage, we are extending our reach for our customers, introducing new service offerings to the marketplace and creating new competition in North American supply chains.”

2023 Guidance
CPKC expects core adjusted combined diluted EPS1 to grow mid-single-digits versus 2022 core adjusted combined diluted EPS1 of $3.77. CPKC's reported diluted EPS was also $3.77 in 2022.

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on July 27, 2023.

Conference Call Access
Canada and U.S.: 800-225-9448
International: 203-518-9708
*Conference ID: CPQ223

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures including reconciliations, see attached supplementary schedule of Non-GAAP Measures and Forward-Looking Non-GAAP Measures below.
2 The results of KCS are included on a consolidated basis from April 14, 2023, the date we acquired control. From December 14, 2021 to April 13, 2023, we recorded our interest in KCS under the equity method of accounting.

Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the second-quarter conference call will be available by phone through to Aug. 4, 2023, at 800-839-2434 (Canada/U.S.) or 402-220-7211 (International).

Forward looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws in both the U.S. and Canada. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", “guidance”, "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited, to statements concerning financial guidance for 2023, the success of our business, the realization of anticipated benefits and synergies of the CP-KCS combination, and the opportunities arising therefrom, our operations, priorities and plans, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CPKC's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CPKC's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.'s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the pandemic created by the outbreak of COVID-19 and its variants and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 final decision; the success of integration plans for KCS; other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CPKC's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

Forward-Looking Non-GAAP Measures
Although CPKC has provided forward-looking non-GAAP measures (Core adjusted combined diluted EPS) management is unable to reconcile, without unreasonable efforts, the forward-looking Core adjusted combined diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, the Company has recognized acquisition-related costs, the merger termination payment received, KCS’ gain on unwinding of interest rate hedges (net of Canadian Pacific's (CP) associated purchase accounting basis differences and tax), the FX impact of translating the Company's debt and lease liabilities (including borrowings under the credit facility), loss on derecognition of CPKC’s previously held equity method investment in KCS, discrete tax items, changes in the outside basis tax difference between the carrying amount of the Company's equity investment in KCS and its tax basis of the investment, changes in income tax rates, and changes to an uncertain tax item. Acquisition-related costs include legal, consulting, financing fees, integration planning costs consisting of third-party services and system migration, debt exchange transaction costs, community investments, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, restructuring, employee retention and synergy incentive costs, and transaction and integration costs incurred by KCS which were recognized within Equity earnings of Kansas City Southern in the Company's Consolidated Statements of Income. KCS has also recognized significant transaction costs and FX gains and losses. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CPKC's core adjusted combined diluted EPS. Additionally, the Canadian-to-U.S. dollar and Mexican peso-to-U.S. dollar exchange rates are unpredictable and can have a significant impact on CPKC's reported results but may be excluded from CPKC's core adjusted combined diluted EPS. For further information regarding non-GAAP measures, see below.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:

Media
mediarelations@cpkcr.com

Investment Community
Chris de Bruyn
403-319-3591
investor@cpkcr.com

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars, except share and per share data)	2023	2022	2023	2022
Revenues (Note 3)
Freight	$3,101	$2,154	$5,318	$3,950
Non-freight	73	48	122	90
Total revenues	3,174	2,202	5,440	4,040
Operating expenses
Compensation and benefits (Note 8)	659	348	1,097	761
Fuel	397	370	723	643
Materials	98	63	170	125
Equipment rents	80	29	110	64
Depreciation and amortization	410	211	635	421
Purchased services and other (Note 8)	586	313	932	623
Total operating expenses	2,230	1,334	3,667	2,637

Operating income	944	868	1,773	1,403
Less:
Equity earnings of Kansas City Southern (Note 8, 9)	(26)	(208)	(230)	(406)
Other expense (Note 8)	21	7	23	6
Other components of net periodic benefit recovery (Note 14)	(83)	(101)	(169)	(202)
Net interest expense	204	160	358	320
Remeasurement loss of Kansas City Southern (Note 8)	7,175	—	7,175	—
(Loss) income before income tax expense	(6,347)	1,010	(5,384)	1,685
Less:
Current income tax expense (Note 4)	281	131	419	217
Deferred tax (recovery) expense (Note 4)	(7,953)	114	(7,928)	113
Income tax (recovery) expense (Note 4)	(7,672)	245	(7,509)	330
Net income	$1,325	$765	$2,125	$1,355
Less: Net income attributable to non-controlling interest	1	—	1	—
Net income attributable to controlling shareholders	$1,324	$765	$2,124	$1,355

Earnings per share (Note 5)
Basic earnings per share	$1.42	$0.82	$2.28	$1.46
Diluted earnings per share	$1.42	$0.82	$2.28	$1.45

Weighted-average number of shares (millions) (Note 5)
Basic	931.2	929.9	930.9	929.8
Diluted	933.8	932.6	933.6	932.7

Dividends declared per share	$0.190	$0.190	$0.380	$0.380
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2023	2022	2023	2022
Net income	$1,325	$765	$2,125	$1,355
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(611)	719	(638)	383
Change in derivatives designated as cash flow hedges	1	2	3	3
Change in pension and post-retirement defined benefit plans	(3)	38	5	77
Equity accounted investments	4	73	7	135
Other comprehensive (loss) income before income taxes	(609)	832	(623)	598
Income tax (expense) recovery on above items	(17)	2	(20)	(34)
Other comprehensive (loss) income (Note 6)	(626)	834	(643)	564
Comprehensive income	$699	$1,599	$1,482	$1,919
Comprehensive loss attributable to the non-controlling interest	(7)	—	(7)	—
Comprehensive income attributable to controlling shareholders	$706	$1,599	$1,489	$1,919
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	June 30	December 31
(in millions of Canadian dollars)	2023	2022
Assets
Current assets
Cash and cash equivalents	$325	$451
Accounts receivable, net (Note 7)	1,656	1,016
Short-term investments (Note 12)	264	—
Materials and supplies	381	284
Other current assets	292	138
	2,918	1,889
Investment in Kansas City Southern (Note 9)	—	45,091
Investments	532	223
Properties	51,183	22,385
Goodwill (Note 10)	17,674	344
Intangible assets (Note 11)	3,019	42
Pension asset	3,261	3,101
Other assets	585	420
Total assets	$79,172	$73,495
Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$2,430	$1,703
Long-term debt maturing within one year (Note 12, 13)	1,909	1,510
	4,339	3,213
Pension and other benefit liabilities	562	538
Other long-term liabilities	834	520
Long-term debt (Note 12, 13)	21,353	18,141
Deferred income taxes	11,080	12,197
Total liabilities	38,168	34,609
Shareholders’ equity
Share capital	25,563	25,516
Additional paid-in capital	88	78
Accumulated other comprehensive (loss) income (Note 6)	(544)	91
Retained earnings	14,972	13,201
	40,079	38,886
Non-controlling interest (Note 8)	925	—
Total equity	41,004	38,886
Total liabilities and equity	$79,172	$73,495
Certain of the comparative figures have been reclassified in order to be consistent with the 2023 presentation (Note 8).
See Contingencies (Note 16).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2023	2022	2023	2022
Operating activities
Net income	$1,325	$765	$2,125	$1,355
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	410	211	635	421
Deferred income tax (recovery) expense (Note 4)	(7,953)	114	(7,928)	113
Pension recovery and funding (Note 14)	(78)	(72)	(155)	(144)
Equity earnings of Kansas City Southern (Note 8, 9)	(26)	(208)	(230)	(406)
Remeasurement loss of Kansas City Southern (Note 8)	7,175	—	7,175	—
Dividend from Kansas City Southern (Note 9)	—	—	300	334
Other operating activities, net	28	(16)	(19)	(99)
Change in non-cash working capital balances related to operations	11	(87)	(129)	(254)
Cash provided by operating activities	892	707	1,774	1,320
Investing activities
Additions to properties	(628)	(370)	(1,034)	(596)
Additions to Meridian Speedway properties	(8)	—	(8)	—
Proceeds from sale of properties and other assets	12	11	16	26
Cash acquired on control of Kansas City Southern (Note 8)	298	—	298	—
Investment in government securities (Note 12)	(267)	—	(267)	—
Other	(24)	(3)	(24)	2
Cash used in investing activities	(617)	(362)	(1,019)	(568)
Financing activities
Dividends paid	(176)	(176)	(353)	(353)
Issuance of Common Shares	19	1	37	9
Repayment of long-term debt, excluding commercial paper (Note 12)	(610)	(10)	(1,096)	(552)
Repayment of term loan	—	(132)	—	(132)
Net issuance of commercial paper (Note 12)	550	20	550	340
Acquisition-related financing fees (Note 12)	(15)	—	(15)	—
Other	(1)	—	(1)	—
Cash used in financing activities	(233)	(297)	(878)	(688)
Effect of foreign currency fluctuations on foreign-denominated cash and cash equivalents	(7)	8	(3)	8
Cash position
Increase (decrease) in cash, cash equivalents, and restricted cash	35	56	(126)	72
Cash, cash equivalents, and restricted cash at beginning of period	290	98	451	82
Cash and cash equivalents at end of period	$325	$154	$325	$154

Supplemental disclosures of cash flow information:
Income taxes paid	$259	$93	$443	$252
Interest paid	$271	$169	$418	$319
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	For the three months ended June 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at April 1, 2023	930.9	$25,538	$84	$74	$13,824	$39,520	$—	$39,520
Net income	—	—	—	—	1,324	1,324	1	1,325
Other comprehensive loss (Note 6)	—	—	—	(618)	—	(618)	(8)	(626)
Dividends declared ($0.190 per share)	—	—	—	—	(176)	(176)	—	(176)
Effect of stock-based compensation expense	—	—	9	—	—	9	—	9
Shares issued under stock option plan	0.5	25	(5)	—	—	20	—	20
Non-controlling interest in connection with business acquisition	—	—	—	—	—	—	932	932
Balance as at June 30, 2023	931.4	$25,563	$88	$(544)	$14,972	$40,079	$925	$41,004
Balance as at April 1, 2022	929.9	$25,486	$68	$(2,373)	$10,804	$33,985	$—	$33,985
Net income	—	—	—	—	765	765	—	765
Other comprehensive income (Note 6)	—	—	—	834	—	834	—	834
Dividends declared ($0.190 per share)	—	—	—	—	(177)	(177)	—	(177)
Effect of stock-based compensation expense	—	—	5	—	—	5	—	5
Shares issued under stock option plan	0.1	2	—	—	—	2	—	2
Balance as at June 30, 2022	930.0	$25,488	$73	$(1,539)	$11,392	$35,414	$—	$35,414

	For the six months ended June 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance at January 1, 2023	930.5	$25,516	$78	$91	$13,201	$38,886	$—	$38,886
Net income	—	—	—	—	2,124	2,124	1	2,125
Other comprehensive loss (Note 6)	—	—	—	(635)	—	(635)	(8)	(643)
Dividends declared ($0.380 per share)	—	—	—	—	(353)	(353)	—	(353)
Effect of stock-based compensation expense	—	—	19	—	—	19	—	19
Shares issued under stock option plan	0.9	47	(9)	—	—	38	—	38
Non-controlling interest in connection with business acquisition	—	—	—	—	—	—	932	932
Balance as at June 30, 2023	931.4	$25,563	$88	$(544)	$14,972	$40,079	$925	$41,004
Balance at January 1, 2022	929.7	$25,475	$66	$(2,103)	$10,391	$33,829	$—	$33,829
Net income	—	—	—	—	1,355	1,355	—	1,355
Other comprehensive income (Note 6)	—	—	—	564	—	564	—	564
Dividends declared ($0.380 per share)	—	—	—	—	(354)	(354)	—	(354)
Effect of stock-based compensation expense	—	—	12	—	—	12	—	12
Shares issued for Kansas City Southern acquisition	—	—	(2)	—	—	(2)	—	(2)
Shares issued under stock option plan	0.3	13	(3)	—	—	10	—	10
Balance as at June 30, 2022	930.0	$25,488	$73	$(1,539)	$11,392	$35,414	$—	$35,414
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2023
(unaudited)

1    Description of business and Basis of presentation

On April 14, 2023, Canadian Pacific Railway Limited (“CPRL" or "CP") assumed control of Kansas City Southern ("KCS") (through an indirect wholly owned subsidiary), and filed articles of amendment to change CPRL's name to Canadian Pacific Kansas City Limited ("CPKC"). CPKC owns and operates the only freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, directly serving principal business centres of Canada, the U.S., and Mexico.

These unaudited Interim Consolidated Financial Statements ("Interim Consolidated Financial Statements") of CPKC and its subsidiaries (collectively, “CPKC”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2022 annual Consolidated Financial Statements and notes included in CPRL's 2022 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing CPRL’s 2022 annual Consolidated Financial Statements except as discussed in Note 2.

In these Interim Consolidated Financial Statements, unless the context indicates otherwise, references to "CPKC", “the Company”, “we”, “our”, or “us” are to Canadian Pacific Kansas City Limited and its subsidiaries, which includes KCS as a consolidated subsidiary on and from April 14, 2023. Prior to April 14, 2023, KCS was held as an equity investment accounted for by the equity method of accounting.

The Company's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the Interim Consolidated Financial Statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2023

On January 1, 2023, the Company adopted the new Accounting Standards Update (“ASU”) 2021-08, issued by the Financial Accounting Standards Board (“FASB”), and all related amendments under FASB Accounting Standards Codification (“ASC”), Topic 805, Business Combinations, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers in anticipation of obtaining effective control of KCS. The amendment introduces the requirement for an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with the requirements of FASB ASC Topic 606, Revenue from Contracts with Customers, rather than at fair value. The Company assumed control of KCS (through an indirect wholly owned subsidiary) on April 14, 2023. This update was applied prospectively to contract assets and liabilities within the scope of this amendment, which includes contract assets and liabilities of KCS that are recorded in the purchase price allocation. The adoption of the amendment did not result in a material impact to the Company's financial statements. See Note 8 for further discussion on the business acquisition of KCS.

All other accounting pronouncements that became effective during the period covered by the Interim Consolidated Financial Statements did not have a material impact on the Company’s Consolidated Financial statements and related disclosures.

Future changes

All accounting pronouncements recently issued, but not effective until after June 30, 2023, have been assessed and are not expected to have a material impact on the Company's Consolidated Financial Statements and related disclosures.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2023	2022	2023	2022
Freight
Grain	$537	$370	$1,052	$730
Coal	219	163	374	302
Potash	144	171	276	275
Fertilizers and sulphur	89	85	185	163
Forest products	187	104	290	190
Energy, chemicals and plastics	575	340	941	650
Metals, minerals and consumer products	440	228	673	409
Automotive	257	120	382	211
Intermodal	653	573	1,145	1,020
Total freight revenues	3,101	2,154	5,318	3,950
Non-freight excluding leasing revenues	39	27	66	49
Revenues from contracts with customers	3,140	2,181	5,384	3,999
Leasing revenues	34	21	56	41
Total revenues	$3,174	$2,202	$5,440	$4,040

4    Income taxes

The effective tax rates including discrete items for the three and six months ended June 30, 2023 were 120.88% and 139.47%, respectively, compared to 24.21% and 19.59%, respectively for the same periods of 2022.

For the three months ended June 30, 2023, the effective tax rate was 25.18%, excluding the discrete items of the derecognition of the deferred tax liability on the outside basis difference of the investment in KCS of $7,832 million upon acquiring control (refer to Note 8), remeasurement loss of KCS of $7,175 million (refer to Note 8), acquisition-related costs incurred by CPKC of $119 million, amortization of business acquisition fair value adjustments of $75 million, revaluation of deferred income tax balances on unitary state apportionment changes of $51 million, and the equity earnings of KCS of $26 million.

For the three months ended June 30, 2022, the effective tax rate was 24.25%, excluding the discrete items of equity earnings of KCS of $208 million, acquisition-related costs incurred by CPKC of $19 million, and outside basis deferred tax expense of $49 million arising from the difference between the carrying amount of CPKC's investment in KCS for financial reporting and the underlying tax basis of this investment.

For the six months ended June 30, 2023, the effective tax rate was 24.88%, excluding the discrete items of the reversal of the deferred tax liability on the outside basis difference of the investment in KCS of $7,832 million upon acquiring control (refer to Note 8), remeasurement loss of KCS of $7,175 million (refer to Note 8), the equity earnings of KCS of $230 million, acquisition-related costs incurred by CPKC of $134 million, amortization of business acquisition fair value adjustments of $75 million, revaluation of deferred income tax balances on unitary state apportionment changes of $51 million, and an outside basis deferred tax recovery of $23 million arising from the difference between the carrying amount of CPKC's investment in KCS for financial reporting and the underlying tax basis of this investment.

For the six months ended June 30, 2022, the effective tax rate was 24.25%, excluding the discrete items of equity earnings of KCS of $406 million, acquisition-related costs incurred by CPKC of $39 million, and outside basis deferred tax expense of $17 million arising from the difference between the carrying amount of CPKC's investment in KCS for financial reporting and the underlying tax basis of this investment.

Mexican Value Added Tax

Kansas City Southern de México, S.A. de C.V. (also known as Canadian Pacific Kansas City Mexico) ("CPKCM") is not required to charge its customers value added tax (“VAT”) on international import or export transportation services, which prior to 2022 resulted in CPKCM paying more VAT on its expenses than it collected from customers. These excess VAT payments are refundable by the Mexican government. Prior to 2019, Mexican companies could offset their monthly refundable VAT balance with other tax obligations. In January 2019, Mexican tax reform eliminated the ability to offset other tax obligations with refundable VAT. From 2019 through 2021, CPKCM generated a refundable VAT balance and filed refund claims with the Servicio de Administración Tributaria ("SAT”) (Mexican tax authority), which have not been refunded.

In November 2021, changes to the VAT law were announced and became effective beginning January 1, 2022. These changes reduced the recoverability of VAT paid by CPKCM on its expenditures that support international import transportation service revenues that are not subject to a VAT charge. VAT that is unrecoverable from the Mexican government results in incremental VAT expense for CPKCM. Beginning in 2022, CPKCM changed certain service offerings to either require VAT to be charged to customers on revenue, or impose a rate increase to offset the incremental VAT expense. These measures implemented by CPKCM increased the VAT collected from customers and payable to the Mexican government.

As of June 30, 2023 and April 14, 2023, the CPKCM refundable VAT balance was $64 million and $80 million, respectively, which was classified within "Accounts receivable, net". CPKCM has prior favourable Mexican court decisions and a legal opinion supporting its right under Mexican law to recover the refundable VAT balance from the Mexican government and believes the VAT to be fully recoverable. CPKCM will recover the refundable VAT balance as VAT billed to customers exceeds creditable VAT charged by vendors.

5    Earnings per share

	For the three months ended June 30		For the six months ended June 30
(in millions)	2023	2022	2023	2022
Net income attributable to controlling shareholders	$1,324	$765	$2,124	$1,355
Weighted-average basic shares outstanding	931.2	929.9	930.9	929.8
Dilutive effect of stock options	2.6	2.7	2.7	2.9
Weighted-average diluted shares outstanding	933.8	932.6	933.6	932.7
Earnings per share - basic	$1.42	$0.82	$2.28	$1.46
Earnings per share - diluted	$1.42	$0.82	$2.28	$1.45

For the three and six months ended June 30, 2023, there were 0.5 million and 0.2 million options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and six months ended June 30, 2022 - 0.8 million and 0.4 million, respectively).

6    Changes in Accumulated other comprehensive (loss) income ("AOCL") by component

	For the three months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)(2)	Derivatives(1)(2)	Pension and post- retirement defined benefit plans(1)(2)	Equity accounted investments(1)(2)	Total(1)(2)
Opening balance, April 1, 2023	$1,478	$1	$(1,404)	$(1)	$74
Other comprehensive (loss) income before reclassifications	(621)	—	(9)	3	(627)
Amounts reclassified from accumulated other comprehensive income	—	1	7	1	9
Net other comprehensive (loss) income	(621)	1	(2)	4	(618)
Closing balance, June 30, 2023	$857	$2	$(1,406)	$3	$(544)
Opening balance, April 1, 2022	$(531)	$(3)	$(1,884)	$45	$(2,373)
Other comprehensive income before reclassifications	748	—	—	57	805
Amounts reclassified from accumulated other comprehensive loss	—	1	28	—	29
Net other comprehensive income	748	1	28	57	834
Closing balance, June 30, 2022	$217	$(2)	$(1,856)	$102	$(1,539)
(1)Amounts are presented net of tax.
(2)Amounts presented are those attributable to common shareholders.

	For the six months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)(2)	Derivatives(1)(2)	Pension and post- retirement defined benefit plans(1)(2)	Equity accounted investments(1)(2)	Total(1)(2)
Opening balance, January 1, 2023	$1,505	$—	$(1,410)	$(4)	$91
Other comprehensive (loss) income before reclassifications	(648)	—	(9)	6	(651)
Amounts reclassified from accumulated other comprehensive income (loss)	—	2	13	1	16
Net other comprehensive (loss) income	(648)	2	4	7	(635)
Closing balance, June 30, 2023	$857	$2	$(1,406)	$3	$(544)
Opening balance, January 1, 2022	$(182)	$(4)	$(1,915)	$(2)	$(2,103)
Other comprehensive income before reclassifications	399	—	—	103	502
Amounts reclassified from accumulated other comprehensive loss	—	2	59	1	62
Net other comprehensive income	399	2	59	104	564
Closing balance, June 30, 2022	$217	$(2)	$(1,856)	$102	$(1,539)
(1)Amounts are presented net of tax.
(2)Amounts presented are those attributable to common shareholders.

7    Accounts receivable, net

(in millions of Canadian dollars)	As at June 30, 2023	As at December 31, 2022
Total accounts receivable	$1,726	$1,057
Allowance for credit losses	(70)	(41)
Total accounts receivable, net	$1,656	$1,016

8    Business acquisition

Management is required to make estimates and assumptions of the fair value of assets acquired and liabilities and non-controlling interest assumed in the business combination at the acquisition date. These estimates and assumptions are inherently uncertain and subject to refinement. Therefore, during the measurement period, which may be up to one year from the date of acquisition, the Company will adjust the fair values of the assets and liabilities based on new information about facts and circumstances that existed at the Control Date that, if known, would affect the amounts recognized as of that date. Changes in the provisional amounts may impact goodwill. After the earlier of the end of the measurement period or when the final fair value of the assets and liabilities assumed have been determined, any subsequent adjustments are recorded in the Interim Consolidated Statements of Income.

The Company identifies pre-acquisition contingencies as of the date of acquisition and will continue to assess these contingencies on a quarterly basis throughout the measurement period to determine whether these contingencies should be included in the fair value of assets and liabilities assumed. After the earlier of the end of the measurement period or when the final fair value of the assets and liabilities assumed have been determined, any subsequent changes to the pre-acquisition contingencies that impact the fair value of the assets and liabilities assumed are recorded in the Interim Consolidated Statements of Income.

In the event that the Company acquires a business in which it previously held an equity interest, the Company remeasures the fair value of the investment at the acquisition date, with any difference in the valuation recorded as a net remeasurement gain or loss in the Interim Consolidated Statements of Income. Any pre-existing relationship between the Company and the acquiree is effectively settled with a corresponding gain or loss recorded in the Interim Consolidated Statements of Income, separately, from the business acquisition.

Kansas City Southern

On December 14, 2021, the Company purchased 100% of the issued and outstanding shares of KCS and placed the shares of KCS in a voting trust. Prior to control, KCS was a U.S. Class I railway with approximately 7,000 route miles extending from the Midwest and southeast portions of the United States south to Mexico and connected with all Class I railways. KCS is connected with the Company's network in Kansas City.

On March 15, 2023, the U.S. Surface Transportation Board (the “STB”) issued a final decision approving the Company and KCS’s joint merger application, subject to certain conditions. The Company assumed control of KCS on April 14, 2023 ("Control Date"). Between December 14, 2021 and April 13, 2023 the Company recorded its investment in KCS using the equity method of accounting, see Note 9 Investment in KCS for further discussion. On assuming control, the merger created the only single-line railroad linking the United States, Mexico, and Canada and will enable significant growth for the Company's rail customers.

Accordingly, the Company commenced consolidation of KCS on the Control Date, accounting for the acquisition as a business combination achieved in stages. The results from operations and cash flows have been consolidated prospectively from the Control Date. The Company derecognized its previously held equity method investment in KCS of $44,402 million as of April 13, 2023 and remeasured the investment at its Control Date fair value of $37,227 million, which formed part of the purchase consideration, resulting in a net remeasurement loss of $7,175 million. In addition, a deferred tax recovery of $7,832 million was recognized upon the derecognition of the deferred tax liability computed on the outside basis that the Company had recognized in relation to its investment in KCS while accounted for using the equity method. The fair value of the previously held equity interest in KCS was determined through use of a discounted cash flow approach, which incorporated the Company’s best estimates of long term growth rates, tax rates, discount rates, and terminal multiples.

The identifiable assets acquired, and liabilities and non-controlling interest assumed are measured at their provisional fair values at the Control Date, with certain exceptions. The provisional fair values of the tangible assets were determined using valuation techniques including, but not limited to, the market approach and the cost approach. The significant assumptions used to determine the provisional fair value of the tangible assets included, but were not limited to, a selection of comparable assets and inflation. Presented with the acquired Properties are concession rights and related assets held under the terms of a concession from the Mexican government. The concession expires in June 2047 and is renewable under certain conditions for additional periods, each of up to 50 years.

The provisional fair values of the intangible assets were determined using valuation techniques including, but not limited to, the multi-period excess earnings method, the replacement cost method, the relief from royalty method and the income approach. The significant assumptions used to determine the provisional fair values of the intangible assets included, but were not limited to, the renewal probability and term of the Mexican concession extension, discount rates, earnings before interest, tax, depreciation, and amortization ("EBITDA") margins and terminal growth rates.

During the measurement period, the Company will finalize its allocation of the Control Date fair value of KCS to the acquired assets and assumed liabilities and non-controlling interest to reflect additional information, which may become available as to facts and circumstances as of the Control Date. Measurement uncertainty existed at the Control date with respect to, but not limited to, property plant and equipment, materials and supplies, environmental, legal, personal injury and other contingent liabilities, deferred income taxes, uncertain tax positions and other tax assets or liabilities, pensions and other benefits and other assets and liabilities. During the measurement period, this uncertainty may be resolved due to new information being obtained about facts and circumstances that existed as of the Control Date that, if known, would have affected the amounts recognized for assets and liabilities as of the Control Date.

The following table summarizes the preliminary purchase price allocation with the amounts recognized in respect of the identifiable assets acquired and liabilities and non-controlling interest assumed on the Control Date, as well as the fair value at the Control Date of the previously held equity interest in KCS:

(in millions of Canadian dollars)
Net assets acquired:
Cash and cash equivalents	$298
Net working capital	51
Properties	28,748
Intangible assets	3,022
Other long-term assets	496
Long-term debt	(4,545)
Deferred income taxes	(6,984)
Other long-term liabilities	(406)
Total identifiable net assets	$20,680
Goodwill	17,491
$38,171
Consideration:
Fair value of previously held equity method investment	$37,227
Intercompany net balances acquired	12
Fair value of non-controlling interest	932
Total	$38,171

Acquired cash and cash equivalents of $298 million are presented as an investing activity on the Company's Interim Consolidated Statements of Cash Flows for the three and six months ended June 30, 2023.

The fair value of net working capital acquired included trade receivables of $644 million and gross intercompany receivables with CPKC of $24 million and did not include acquired debt securities with credit deterioration. The gross amount of trade receivables due under contracts was $664 million, of which $20 million is expected to be uncollectible.

Intangible assets of $3,022 million consist of contracts and customer relationships with amortization periods of nine to 22 years as well as U.S. trackage rights and the KCS brand with indefinite estimated useful lives. Included in the acquired Properties are concession rights and related assets held under the terms of a concession from the Mexican government, which have provisional fair values totalling $9,176 million. The concession rights and related assets are amortized over the shorter of the underlying asset lives and the estimated concession term, including one renewal period, of 74 years.

Other long-term liabilities included environmental liabilities of $132 million and legal and personal injury claims of $41 million, which are contingent on the outcome of uncertain future events. The values are measured at amortized cost and evaluated for changes in facts at the end of the reporting period. Gain contingencies not recorded at acquisition date related to income taxes are discussed in Note 4.

The excess of the total consideration, over the amounts allocated to acquired assets and assumed liabilities and the non-controlling interest recognized, was recognized as goodwill of $17,491 million. All of the goodwill has been assigned to the rail transportation segment. None of the goodwill is expected to be deductible for income tax purposes.

The Interim Consolidated Statements of Income for the three and six months ended June 30, 2023 included revenue of $998 million from KCS and net income attributable to controlling shareholders of $138 million from KCS from April 14, 2023 to June 30, 2023. On a pro forma basis, if the Company had consolidated KCS starting January 1, 2022, the revenue and earnings of the combined entity would be as follows for the three and six months ended June 30, 2023 and June 30, 2022:

	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
(in millions of Canadian dollars)	KCS Historical(1)	Pro Forma CPKC	KCS Historical(1)	Pro Forma CPKC
Revenue	$164	$3,338	$1,079	$3,285
Net income attributable to controlling shareholders	34	615	248	794
(1) KCS's results were translated into Canadian dollars at the Bank of Canada daily exchange rate for the period from April 1 to April 13, 2023 and three months ended June 30, 2022 with effective exchange rates of $1.35 and $1.28, respectively.

	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
(in millions of Canadian dollars)	KCS Historical(1)	Pro Forma CPKC	KCS Historical(1)	Pro Forma CPKC
Revenue	$1,351	$6,794	$2,065	$6,112
Net income attributable to controlling shareholders	280	1,371	485	2,018
(1) KCS's results were translated into Canadian dollars at the Bank of Canada daily exchange rate for the period from January 1 to April 13, 2023 and six months ended June 30, 2022 with effective exchange rates of $1.35 and $1.27, respectively.

The supplemental pro forma Net income attributable to controlling shareholders for the combined entity were adjusted for:
•the removal of the remeasurement loss of $7,175 million upon the derecognition of CPRL's previously held equity method investment in KCS from the three and six months ended June 30, 2023, which included the reclassification of associated accumulated other comprehensive income to retained earnings; and recognition of this remeasurement loss in the three months ended March 31, 2022;
•depreciation and amortization of differences between the historic carrying value and the preliminary fair value of tangible and intangible assets and investments prior to the Control Date;
•amortization of differences between the carrying amount and the fair value of debt through net interest expense prior to the Control Date;
•the elimination of intercompany transactions prior to the Control Date between the Company and KCS;
•miscellaneous amounts have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions;
•the removal of equity earnings from KCS, previously held as an equity method investment prior to the Control Date, of $26 million, $208 million, $230 million, and $406 million for the three months ended June 30, 2023 and June 30, 2022 and six months ended June 30, 2023 and June 30, 2022, respectively;
•estimated transaction costs expected to be incurred by the Company; and
•income tax adjustments including:
◦the derecognition of a deferred tax recovery of $7,832 million for the three and six months ended June 30, 2023 related to the elimination of the deferred tax liability on the outside basis difference of the investment in KCS; and recognition of this deferred tax recovery in the three months ended March 31, 2022;
◦the derecognition of a deferred tax recovery for the three months ended June 30, 2023 on CPKC unitary state apportionment changes; and recognition of these CPKC unitary state apportionment changes in the three months ended March 31, 2022;
◦a deferred tax recovery prior to the Control Date on amortization of fair value adjustments to investments, properties, intangible assets and debt; and
◦a current tax recovery on transaction costs expected to be incurred by CPKC.

During the three and six months ended June 30, 2023, the Company incurred $119 million and $134 million, in acquisition-related costs, respectively, of which $63 million and $63 million were recorded in "Compensation and benefits", $53 million and $65 million were recorded within "Purchased services and other", and $3 million and $6 million, were recorded within "Other expense (income)". Acquisition-related costs of $1 million and $11 million incurred by KCS during the three and six months ended June 30, 2023 were included within "Equity earnings of Kansas City Southern".

During the three and six months ended June 30, 2022, the Company incurred $19 million and $39 million, in acquisition-related costs, respectively, recorded within "Purchased services and other". Acquisition-related costs of $14 million and $27 million incurred by KCS during the three and six months ended June 30, 2022 were included within "Equity earnings of Kansas City Southern".

9    Investment in KCS

On April 14, 2023 the Company assumed control of KCS and subsequently derecognized its previously held equity method investment in KCS of $44,402 million as of April 13, 2023 (December 31, 2022 - $45,091 million).

For the period April 1 to 13, 2023 and the period January 1 to April 13, 2023, the Company recognized $26 million and $230 million of equity earnings of KCS, respectively (three and six months ended June 30, 2022 - $208 million and $406 million, respectively), and received dividends from KCS for the period April 1 to 13, 2023 and the period January 1 to April 13, 2023 of nil and $300 million respectively (three and six months ended June 30, 2022 - nil and $334 million respectively). The foreign currency translation of the investment in KCS for the period April 1 to 13, 2023 and January 1 to April 13, 2023, totaled losses of $41 million and $578 million, respectively (three and six months ended June 30, 2022 - gains of $608 million and $694 million, respectively). Included within the equity earnings of KCS recognized for the period April 1 to 13, 2023 and the period January 1 to April 13, 2023 was amortization (net of tax) of basis differences of $6 million and $48 million, respectively (three and six months ended June 30, 2022 - $39 million and $79 million, respectively). These basis differences relate to depreciable property, plant and equipment, intangible assets with definite lives, and long-term debt, and are amortized over the related assets' remaining useful lives and the remaining terms to maturity of the debt instruments.

The following table presents summarized financial information for KCS, on its historical cost basis:

Statement of Income

(in millions of Canadian dollars)(1)	For the period April 1 to April 13, 2023	For the three months ended June 30, 2022	For the period January 1 to April 13, 2023	For the six months ended June 30, 2022
Total revenues	$164	$1,079	$1,351	$2,065
Total operating expenses	109	680	888	1,297
Operating income	55	399	463	768
Less: Other(2)	9	59	83	98
Income before income taxes	46	340	380	670
Net income	$34	$248	$280	$485
(1) Amounts translated at the average FX rate for the period April 1 to April 13, 2023 and three months ended June 30, 2022 of $1.00 USD = $1.35 CAD and $1.00 USD = $1.28 CAD respectively. Also, for the period January 1 to April 13, 2023 and six months ended June 30, 2022 of $1.00 USD= $1.35 CAD and $1.00 USD = $1.27 CAD respectively.
(2) Includes Equity in net earnings of KCS's affiliates, Interest expense, FX loss, and Other income, net.

10    Goodwill

(in millions of Canadian dollars)	Net carrying amount
Balance as at December 31, 2022	$344
Additions (Note 8)	17,491
Foreign exchange impact	(161)
Balance as at June 30, 2023	$17,674

Goodwill acquired in the period is the excess of the purchase price over the estimated fair value of net assets acquired in the business acquisition of KCS. The goodwill represents future growth opportunities, synergies and an assembled workforce.

11    Intangible assets

(in millions of Canadian dollars)	Cost	Accumulated amortization	Net carrying amount
Balance as at December 31, 2022	$66	$(24)	$42
Additions (Note 8)	3,022	—	3,022
Amortization	—	(18)	(18)
Foreign exchange impact	(27)	—	(27)
Balance as at June 30, 2023	$3,061	$(42)	$3,019

12    Debt

During the six months ended June 30, 2023, the Company repaid U.S. $350 million ($479 million) 4.450% 12.5-year Notes at maturity, and U.S. $439 million ($592 million) of 3.00% 10-year Senior Notes at maturity by release of funds from the trustee as discussed below in “Satisfaction and Discharge of KCS 2023 Notes”.

Credit facility

Effective May 11, 2023, the Company entered into a second amended and restated credit agreement to extend the maturity dates and increase the total amount available under the facility. The amended revolving credit facility increased the aggregate commitments under the second amended and restated credit agreement from U.S. $1.3 billion to U.S. $2.2 billion, and extended the maturity dates of the five year facility and two year facility from September 27, 2026 to May 11, 2028, and September 27, 2023 to May 11, 2025, respectively. As at June 30, 2023, the revolving credit facility was undrawn (December 31, 2022 - undrawn). The Company also terminated the legacy KCS credit facility effective May 11, 2023.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $2.2 billion revolving credit facility. As at June 30, 2023 the Company had total commercial paper borrowings outstanding of U.S. $405 million ($536 million) included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2022 - $nil). The weighted-average interest rate on these borrowings as at June 30, 2023 was 5.41%. The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis. The Company also terminated the legacy KCS commercial paper program effective May 19, 2023.

On July 12, 2023, the Company increased the maximum aggregate principal amount of commercial paper available to be issued to U.S $1.5 billion.

KCS Debt Exchange

On March 20, 2023, the Company announced the commencement of offers to exchange any and all validly tendered (and not validly withdrawn notes) and accepted notes of seven series, each previously issued by KCS (the "Old Notes") for notes issued by Canadian Pacific Railway Company ("CPRC") (the "CPRC Notes"), a wholly owned subsidiary of CPKC, and unconditionally guaranteed on an unsecured basis by CPKC. Each series of CPRC Notes has the same interest rates, interest payment dates, maturity dates, and substantively the same optional redemption provisions as the corresponding series of Old Notes.

In exchange for each U.S. $1,000 principal amount of Old Notes that was validly tendered prior to March 31, 2023 (the "Early Participation Date") and not validly withdrawn, holders of Old Notes received consideration consisting of U.S. $1,000 principal amount of CPRC Notes and a cash amount of U.S. $1.00. This total consideration included an early participation premium, consisting of U.S. $30 principal amount of CPRC Notes per U.S. $1,000 principal amount of Old Notes. In exchange for each U.S. $1,000 principal amount of Old Notes that was validly tendered after the Early Participation Date but prior to the expiration of the exchange offers on April 17, 2023 (the "Expiration Date") and not validly withdrawn, holders of Old Notes received consideration consisting of U.S. $970 principal amount of CPRC Notes and a cash amount of U.S. $1.00. On April 19, 2023, the exchange offerings were settled as follows:

(in millions of U.S. dollars, except percentages)

Series of Old Notes Subject to Exchange		Aggregate Principal Amount Tendered and Consents Received	Percentage of Total Outstanding Principal Amount of such Series of Old Notes Tendered and Consenting	Series of CPRC Notes Issued by CPRC		Aggregate Principal Amount of CPRC Notes Issued
3.125%	Senior Notes due 2026	$227	90.8%	3.125%	Notes due 2026	$227
2.875%	Senior Notes due 2029	415	97.6%	2.875%	Notes due 2029	415
4.300%	Senior Notes due 2043	448	100.0%	4.300%	Notes due 2043	448
4.950%	Senior Notes due 2045	463	92.8%	4.950%	Notes due 2045	463
4.700%	Senior Notes due 2048	498	99.6%	4.700%	Notes due 2048	498
3.500%	Senior Notes due 2050	543	98.7%	3.500%	Notes due 2050	543
4.200%	Senior Notes due 2069	420	98.9%	4.200%	Notes due 2069	420
Total		$3,014	97.3%			$3,014

The debt exchange was accounted for as a modification of debt as the financial terms of the CPRC Notes do not differ from the Old Notes of KCS and there is no substantial difference between the present value of cash flows under each respective set of notes. During the three and six months ended June 30, 2023, the Company incurred $9 million and $12 million, respectively of costs associated with the debt exchange, recorded within "Other expense". These charges, along with amounts paid to noteholders, totalling $15 million have been classified as "Acquisition-related financing fees" within the Company's Interim Consolidated Statements of Cash Flows.

Satisfaction and Discharge of KCS 2023 Notes

On April 24, 2023, KCS irrevocably deposited U.S. $647 million of non-callable government securities ("Treasury notes") with the trustee of two series of notes that mature in 2023 and were not included within the KCS debt exchange (the "KCS 2023 Notes") to satisfy and discharge KCS's obligations under the KCS 2023 Notes. As a result of the satisfaction and discharge, the obligations of the Company under the indenture with respect to the KCS 2023 Notes have been terminated, except those provisions of the indenture that, by their terms, survive the satisfaction and discharge. The Company utilized existing cash resources and issuances of commercial paper to fund the satisfaction and discharge. On May 15, 2023 the U.S. $439 million 3.00% Senior Notes were repaid by release of funds from the trustee. The remaining KCS 2023 Notes as well as the short-term investment in Treasury notes will be reported on the Company’s Interim Consolidated Balance Sheets until their maturity date. The balance of principal and interest outstanding as of June 30, 2023 on the 3.85% Senior Notes maturing November 2023 was U.S. $200 million. In the Company's Interim Consolidated Statements of Cash Flows, the government securities of U.S. $447 million ($600 million) purchased towards the settlement of the May maturity were treated as a cash equivalent, with settlement ultimately presented within financing activities as a repayment of long-term debt; the purchase of government securities of U.S. $198 million ($267 million) towards the settlement of the November maturity was presented within investing activities. This transaction, along with the debt exchange mentioned above, relieved KCS from continuous disclosure obligations.

13    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments may include cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings including commercial paper and term loans. The carrying values of short-term financial instruments approximate their fair values.

The carrying value of the Company’s long-term debt and finance lease liabilities does not approximate their fair value. Their estimated fair values have been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end. All measurements are classified as Level 2. The Company’s long-term debt and finance lease liabilities, including current maturities, with a carrying value of $22,726 million as at June 30, 2023 (December 31, 2022 - $19,651 million), had a fair value of $21,169 million (December 31, 2022 - $17,720 million).

B. Financial risk management

FX management

Net investment hedge
The effect of the Company's net investment hedge for the three and six months ended June 30, 2023 was an unrealized FX loss of $163 million and $162 million, respectively (three and six months ended June 30, 2022 - unrealized FX loss of $216 million and $118 million, respectively) recognized in “Other comprehensive (loss) income”.

Foreign currency derivative instruments
The Company’s Mexican subsidiaries have net U.S. dollar-denominated monetary assets which, for Mexican income tax purposes, are subject to periodic revaluation based on changes in the value of the Mexican peso ("Ps.") against the U.S dollar. This revaluation creates fluctuations in the Company’s Mexican income tax expense and the amount of income taxes paid in Mexican peso. The Company also has net monetary assets denominated in Mexican pesos that are subject to periodic re-measurement and settlement that create fluctuations within "Other expense". The Company has hedged its net exposure to Mexican peso/U.S dollar fluctuations in earnings with foreign currency forward contracts. The foreign currency forward contracts involve the Company’s agreement to buy or sell pesos at an agreed-upon exchange rate on a future date.

As at June 30, 2023, the Company had outstanding foreign currency forward contracts to purchase a notional value of U.S. $215 million. These outstanding contracts are at a weighted-average exchange rate of Ps.20.61 per U.S. $1.00, with exchange rates ranging from Ps.19.55 to Ps.20.72. The weighted average term of contracts is 345 days. The Company has not designated any of the foreign currency derivative contracts as hedging instruments for accounting purposes. The Company measures the foreign currency derivative contracts at fair value each period and recognizes any change in "Other expense". The cash flows associated with these instruments are classified as "Operating activities" within the Interim Consolidated Statements of Cash Flows.

Following the acquisition of control of KCS on April 14, 2023, the Company recorded a loss of $24 million related to foreign exchange currency forwards. As at June 30, 2023, the fair value of outstanding foreign exchange contracts included in "Accounts payable and accrued liabilities" was $46 million.

Offsetting
The Company’s foreign currency forward contracts are executed with counterparties in the U.S. and are governed by International Swaps and Derivatives Association agreements that include standard netting arrangements. Asset and liability positions from contracts with the same counterparty are net settled upon maturity/expiration and presented on a net basis in the Interim Consolidated Balance Sheets prior to settlement.

14    Pension and other benefits

In the three and six months ended June 30, 2023, the Company made contributions to its defined benefit pension plans of $5 million and $9 million, respectively (three and six months ended June 30, 2022 - $4 million and $7 million, respectively).

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2023	2022	2023	2022
Current service cost (benefits earned by employees)	$17	$37	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	122	96	6	4
Expected return on plan assets	(221)	(239)	—	—
Recognized net actuarial loss	8	38	—	—
Amortization of prior service costs	1	—	1	—
Total other components of net periodic benefit (recovery) cost	(90)	(105)	7	4
Net periodic benefit (recovery) cost	$(73)	$(68)	$10	$7

	For the six months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2023	2022	2023	2022
Current service cost (benefits earned by employees)	$35	$74	$5	$5
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	243	192	11	8
Expected return on plan assets	(441)	(479)	—	—
Recognized net actuarial loss	16	76	—	1
Amortization of prior service costs	1	—	1	—
Total other components of net periodic benefit (recovery) cost	(181)	(211)	12	9
Net periodic benefit (recovery) cost	$(146)	$(137)	$17	$14

15    Stock-based compensation

As at June 30, 2023, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and six months ended June 30, 2023 of $39 million and $71 million, respectively (three and six months ended June 30, 2022 - expense of $2 million and $46 million, respectively).

Stock option plans

In the six months ended June 30, 2023, under the Company’s stock option plans, the Company issued 856,332 options at the weighted-average price of $105.82 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $26 million. The weighted-average fair value assumptions were approximately:

For the six months ended June 30, 2023
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	3.35%
Expected share price volatility(3)	28.44%
Expected annual dividends per share(4)	$0.760
Expected forfeiture rate(5)	3.18%
Weighted-average grant date fair value per option granted during the period	$29.79
(1)Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.
(2)Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected option life.
(3)Based on the historical volatility of the Company’s share price over a period commensurate with the expected term of the option.
(4)Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5)The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the six months ended June 30, 2023, the Company issued 891,411 Performance Share Units ("PSUs") with a grant date fair value of approximately $96 million and 26,333 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the value of expected future matching units, of approximately $3 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three to four years after the grant date, contingent upon the Company’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement. Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with the Company.

The performance period for 544,175 PSUs and all PDSUs issued in the six months ended June 30, 2023 is January 1, 2023 to December 31, 2025 and the performance factors are Free Cash Flow ("FCF"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to the S&P 500 Industrials Index. The performance period for the remaining 347,236 PSUs is April 28, 2023 to December 1, 2026 and the performance factors are annualized earnings before interest, tax, depreciation, and amortization ("EBITDA"), and TSR compared to Class I Railways.

The performance period for 489,990 PSUs and 50,145 PDSUs issued in 2020 was January 1, 2020 to December 31, 2022, and the performance factors for these PSUs were Return on Invested Capital ("ROIC"), TSR compared to the S&P/TSX 60 Index, and TSR compared to Class I Railways. The resulting payout was 180% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2022. In the first quarter of 2023, payouts occurred on 459,358 PSUs outstanding, including dividends reinvested, totalling $87 million. The 45,058 PDSUs that vested on December 31, 2022 for a total fair value of $11 million, including dividends reinvested and matching units, will payout in the future pursuant to the DSU plan (as described above).

16    Contingencies

Litigation

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at June 30, 2023 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position, results of operations, or liquidity. However, an unexpected adverse resolution of one or more of these legal actions could have a material adverse effect on the Company's business, financial position, results of operations, or liquidity in a particular quarter or fiscal year.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against the Company and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including the Company, to remediate the derailment site (the "Cleanup Order") and served the Company with a Notice of Claim for $95 million for those costs. The Company appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued the Company in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) the Company was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) the Company is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against the Company on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. On November 28, 2019, the plaintiffs' motion to discontinue their action against Harding was granted. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued the Company in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued the Company claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 with oral arguments ending on June 15, 2022. The Québec Superior Court issued a decision on December 14, 2022 dismissing all claims as against the Company, finding that the Company’s actions were not the direct and immediate cause of the accident and the damages suffered by the plaintiffs. All three plaintiffs filed a declaration of appeal on January 13, 2023. A damages trial will follow after the disposition of all appeals, if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued the Company, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against the Company, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against the Company in November 2014 in the Maine Bankruptcy Court claiming that the Company failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to a recent expert report filed by the bankruptcy estate. This action asserts that the Company knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it. Summary judgment motion was argued and taken under advisement on June 9, 2022, and decision is pending. On May 23, 2023, the case management judge stayed the proceedings pending the outcome of the appeal in the Canadian consolidated claims.

(7)The class and mass tort action commenced against the Company in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against the Company in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that the Company negligently misclassified and improperly packaged the petroleum crude oil. On the Company’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the United States First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the United States First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021. On January 24, 2022, the plaintiffs further appealed to the U.S. Supreme Court on two bankruptcy procedural grounds. On May 31, 2022, the U.S. Supreme Court denied the petition, thereby rejecting the plaintiffs' appeal.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against the Company in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude oil and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. Final briefs of dispositive motions for summary judgment and for reconsideration on tariff applicability were submitted on September 30, 2022. On January 20, 2023, the Court granted in part the Company's summary judgment motion by dismissing all claims for recovery of settlement payments but leaving for trial the determination of the value of the lost crude oil. It also dismissed the Company's motion for reconsideration on tariff applicability. The remaining issues of the value of the lost crude oil and applicability of judgement reduction provisions do not require trial, and have been fully briefed. Decision is pending.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, the Company denies liability and is vigorously defending these proceedings.

Court decision related to Remington Development Corporation legal claim

On October 20, 2022, the Court of King’s Bench of Alberta issued a decision in a claim brought by Remington Development Corporation (“Remington”) against the Company and the Province of Alberta (“Alberta”) with respect to an alleged breach of contract by the Company in relation to the sale of certain properties in Calgary. In its decision, the Court found the Company had breached its contract with Remington and Alberta had induced the contract breach. The Court found the Company and Alberta liable for damages of approximately $164 million plus interest and costs, and subject to an adjustment to the acquisition value of the property. However, the Court has not provided any indication of how the damages, which are currently estimated to total approximately $200 million before Remington’s costs are established, should be apportioned between the Company and Alberta. As a result, at this time, the Company cannot reasonably estimate the amount of damages for which it is liable under the ruling of the Court. The Company has filed an appeal of the Court’s decision.

2014 Tax Assessment

On April 13, 2022, the SAT issued an assessment to CPKCM, a wholly-owned subsidiary of the Company, for Ps.5,525 million ($428 million) for the fiscal year 2014, which included inflation, interest, and penalties. On July 7, 2022, CPKCM filed with the SAT an administrative challenge (recurso de revocación) against the assessment. On September 26, 2022, the SAT withdrew the administrative challenge. On November 10, 2022, CPKCM filed an administrative lawsuit against the withdrawal of the administrative challenge. As part of the lawsuit, CPKCM asked the Court for an injunction to avoid the collection by the SAT of the 2014 assessment. On December 7, 2022, the Administrative Court admitted the annulment lawsuit filed by CPKCM. On February 10, 2023, the SAT filed its response to the lawsuit. On March 15, 2023, the lawsuit was opened to the evidentiary stage. A resolution from the Administrative Court is expected in the fourth quarter of 2023. The decision from the Administrative Court may be appealed by CPKCM or the SAT.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent the Company’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include the Company’s best estimate of all probable costs, the Company’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” in the Company's Interim Consolidated Statements of Income for the three and six months ended June 30, 2023 was $3 million and $4 million, respectively (three and six months ended June 30, 2022 - $2 million and $4 million, respectively). Provisions for environmental remediation costs are recorded in the Company's Interim Consolidated Balance Sheets in “Other long-term liabilities”, except for the current portion, which is recorded in “Accounts payable and accrued liabilities”. The total amount provided as at June 30, 2023 was $228 million (December 31, 2022 - $83 million) including liabilities recognized with the acquisition of KCS. Payments are expected to be made over 10 years through 2032.

Summary of Rail Data(1)

U.S. GAAP Financial Information As Reported	Second Quarter				Year-to-date
(in millions, except per share data)	2023	2022	Total Change	% Change	2023	2022	Total Change	% Change

Revenues
Freight	$3,101	$2,154	$947	44	$5,318	$3,950	$1,368	35
Non-freight	73	48	25	52	122	90	32	36
Total revenues	3,174	2,202	972	44	5,440	4,040	1,400	35

Operating expenses
Compensation and benefits	659	348	311	89	1,097	761	336	44
Fuel	397	370	27	7	723	643	80	12
Materials	98	63	35	56	170	125	45	36
Equipment rents	80	29	51	176	110	64	46	72
Depreciation and amortization	410	211	199	94	635	421	214	51
Purchased services and other	586	313	273	87	932	623	309	50
Total operating expenses	2,230	1,334	896	67	3,667	2,637	1,030	39

Operating income	944	868	76	9	1,773	1,403	370	26

Less:
Equity earnings of Kansas City Southern	(26)	(208)	182	(88)	(230)	(406)	176	(43)
Other expense	21	7	14	200	23	6	17	283
Other components of net periodic benefit recovery	(83)	(101)	18	(18)	(169)	(202)	33	(16)
Net interest expense	204	160	44	28	358	320	38	12
Remeasurement loss of Kansas City Southern	7,175	—	7,175	100	7,175	—	7,175	100

(Loss) income before income tax (recovery) expense	(6,347)	1,010	(7,357)	(728)	(5,384)	1,685	(7,069)	(420)

Less:
Current income tax expense	281	131	150	115	419	217	202	93
Deferred tax (recovery) expense	(7,953)	114	(8,067)	(7,076)	(7,928)	113	(8,041)	(7,116)
Income tax (recovery) expense	(7,672)	245	(7,917)	(3,231)	(7,509)	330	(7,839)	(2,375)

Net income	$1,325	$765	$560	73	$2,125	$1,355	$770	57

Less: Net income attributable to non-controlling shareholders	1	—	1	100	1	—	1	100

Net income attributable to controlling shareholders	$1,324	$765	$559	73	$2,124	$1,355	$769	57
Operating ratio (%)	70.3	60.6	9.7	970 bps	67.4	65.3	2.1	210 bps

Basic earnings per share	$1.42	$0.82	$0.60	73	$2.28	$1.46	$0.82	56

Diluted earnings per share	$1.42	$0.82	$0.60	73	$2.28	$1.45	$0.83	57

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	931.2	929.9	1.3	—	930.9	929.8	1.1	—
Weighted average number of diluted shares outstanding (millions)	933.8	932.6	1.2	—	933.6	932.7	0.9	—

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.75	0.78	(0.03)	(4)	0.74	0.79	(0.05)	(6)
Average foreign exchange rate (Canadian$/U.S.$)	1.34	1.28	0.06	5	1.35	1.27	0.08	6
Average foreign exchange rate (Mexican peso/Canadian$)	13.16	15.70	(2.54)	(16)	13.47	15.94	(2.47)	(15)
Average foreign exchange rate (Canadian$/Mexican peso)	0.0760	0.0637	0.0123	19	0.0742	0.0627	0.0115	18
(1) The results of Kansas City Southern ("KCS") are included on a consolidated basis from April 14, 2023, the date the Company acquired control. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting.

Summary of Rail Data (Continued)(1)

	Second Quarter				Year-to-date
Commodity Data	2023	2022	Total Change	% Change	2023	2022	Total Change	% Change

Freight Revenues as reported (millions)
- Grain	$537	$370	$167	45	$1,052	$730	$322	44
- Coal	219	163	56	34	374	302	72	24
- Potash	144	171	(27)	(16)	276	275	1	—
- Fertilizers and sulphur	89	85	4	5	185	163	22	13
- Forest products	187	104	83	80	290	190	100	53
- Energy, chemicals and plastics	575	340	235	69	941	650	291	45
- Metals, minerals and consumer products	440	228	212	93	673	409	264	65
- Automotive	257	120	137	114	382	211	171	81
- Intermodal	653	573	80	14	1,145	1,020	125	12

Total Freight Revenues	$3,101	$2,154	$947	44	$5,318	$3,950	$1,368	35

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	4.91	4.75	0.16	3	5.02	4.63	0.39	8
- Coal	3.85	3.90	(0.05)	(1)	3.89	3.69	0.20	5
- Potash	3.21	3.12	0.09	3	3.25	3.01	0.24	8
- Fertilizers and sulphur	8.04	6.92	1.12	16	7.56	6.66	0.90	14
- Forest products	8.76	6.86	1.90	28	8.26	6.60	1.66	25
- Energy, chemicals and plastics	7.18	5.64	1.54	27	6.62	5.45	1.17	21
- Metals, minerals and consumer products	8.54	7.34	1.20	16	8.35	7.27	1.08	15
- Automotive	25.60	24.64	0.96	4	25.85	23.71	2.14	9
- Intermodal	7.40	6.92	0.48	7	7.10	6.83	0.27	4

Total Freight Revenue per RTM	6.55	5.65	0.90	16	6.26	5.50	0.76	14

Freight Revenue per Carload
- Grain	$4,590	$4,400	$190	4	$4,743	$4,350	$393	9
- Coal	1,908	2,273	(365)	(16)	1,998	2,133	$(135)	(6)
- Potash	3,618	3,615	3	—	3,598	3,463	$135	4
- Fertilizers and sulphur	5,855	5,313	542	10	5,745	5,110	$635	12
- Forest products	5,374	5,361	13	—	5,524	5,163	$361	7
- Energy, chemicals and plastics	4,510	4,626	(116)	(3)	4,642	4,449	$193	4
- Metals, minerals and consumer products	3,403	3,423	(20)	(1)	3,522	3,375	$147	4
- Automotive	4,573	4,167	406	10	4,499	3,989	$510	13
- Intermodal	1,501	1,877	(376)	(20)	1,635	1,819	$(184)	(10)

Total Freight Revenue per Carload	$2,899	$3,022	$(123)	(4)	$3,040	$2,951	$89	3

(1) KCS's freight revenues are included on a consolidated basis from April 14, 2023, the date the Company acquired control of KCS. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.

Summary of Rail Data (Continued)(1)

	Second Quarter				Year-to-date
Commodity Data	2023	2022	Total Change	% Change	2023	2022	Total Change	% Change

Millions of RTM
- Grain	10,947	7,784	3,163	41	20,961	15,758	5,203	33
- Coal	5,694	4,183	1,511	36	9,619	8,180	1,439	18
- Potash	4,490	5,481	(991)	(18)	8,500	9,133	(633)	(7)
- Fertilizers and sulphur	1,107	1,228	(121)	(10)	2,447	2,447	—	—
- Forest products	2,134	1,517	617	41	3,512	2,878	634	22
- Energy, chemicals and plastics	8,005	6,028	1,977	33	14,212	11,935	2,277	19
- Metals, minerals and consumer products	5,152	3,108	2,044	66	8,063	5,627	2,436	43
- Automotive	1,004	487	517	106	1,478	890	588	66
- Intermodal	8,827	8,277	550	7	16,117	14,938	1,179	8

Total RTMs	47,360	38,093	9,267	24	84,909	71,786	13,123	18

Carloads (thousands)
- Grain	117.0	84.1	32.9	39	221.8	167.8	54.0	32
- Coal	114.8	71.7	43.1	60	187.2	141.6	45.6	32
- Potash	39.8	47.3	(7.5)	(16)	76.7	79.4	(2.7)	(3)
- Fertilizers and sulphur	15.2	16.0	(0.8)	(5)	32.2	31.9	0.3	1
- Forest products	34.8	19.4	15.4	79	52.5	36.8	15.7	43
- Energy, chemicals and plastics	127.5	73.5	54.0	73	202.7	146.1	56.6	39
- Metals, minerals and consumer products	129.3	66.6	62.7	94	191.1	121.2	69.9	58
- Automotive	56.2	28.8	27.4	95	84.9	52.9	32.0	60
- Intermodal	435.1	305.3	129.8	43	700.1	560.7	139.4	25

Total Carloads	1,069.7	712.7	357.0	50	1,749.2	1,338.4	410.8	31
(1)Includes KCS information for the period from April 14, 2023 onwards. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.

Summary of Rail Data (Continued)(1)

	Second Quarter				Year-to-date
	2023	2022	Total Change	% Change	2023	2022	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	88,650	68,847	19,803	29	156,099	131,030	25,069	19
Train miles (thousands)	10,577	7,259	3,318	46	17,834	14,152	3,682	26
Average train weight - excluding local traffic (tons)	9,107	10,258	(1,151)	(11)	9,569	10,015	(446)	(4)
Average train length - excluding local traffic (feet)	7,846	8,515	(669)	(8)	8,064	8,289	(225)	(3)
Average terminal dwell (hours)	10.3	7.6	2.7	36	9.7	8.1	1.6	20
Average train speed (miles per hour, or "mph")(2)	18.7	21.7	(3.0)	(14)	20.1	21.5	(1.4)	(7)
Locomotive productivity (GTMs / operating horsepower)(3)	164	207	(43)	(21)	182	192	(10)	(5)
Fuel efficiency(4)	1.036	0.930	0.106	11	1.009	0.960	0.049	5
U.S. gallons of locomotive fuel consumed (millions)(5)	91.8	64.0	27.8	43	157.5	125.8	31.7	25
Average fuel price (U.S. dollars per U.S. gallon)	3.33	4.55	(1.22)	(27)	3.47	4.03	(0.56)	(14)

Total Employees and Workforce

Total employees (average)(6)	19,579	12,509	7,070	57	16,257	12,138	4,119	34
Total employees (end of period)(6)	20,624	12,711	7,913	62	20,624	12,711	7,913	62
Workforce (end of period)(7)	20,726	12,758	7,968	62	20,726	12,758	7,968	62

Safety Indicators(8)

FRA personal injuries per 200,000 employee-hours	1.31	0.70	0.61	87	1.24	1.01	0.23	23
FRA train accidents per million train-miles	0.76	1.11	(0.35)	(32)	0.85	1.08	(0.23)	(21)
(1)Includes KCS information for the period from April 14, 2023 onwards. From December 14, 2021 to April 13, 2023, the Company recorded its interest in KCS under the equity method of accounting, therefore, no KCS data was included in those periods.
(2)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CPKC’s yards; ii) passenger trains; and iii) trains used for repairing track. An increase in average train speed indicates improved on-time performance resulting in improved asset utilization.
(3)Locomotive productivity is defined as the daily average GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units.
(4)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(5)Fuel consumed includes gallons from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(6)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CPKC. CPKC monitors employment levels in order to efficiently meet service and strategic requirements. The number of employees is a key driver to total compensation and benefits costs.
(7)Workforce is defined as employees plus contractors and consultants.
(8)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the second quarter and year to date ended June 30, 2022, previously reported as 0.66 and 1.00, were restated to 0.70 and 1.01, respectively in this Earnings Release. These restatements reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures, including Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share, to provide an additional basis for evaluating underlying earnings trends in the Company's current periods' financial results that can be compared with the results of operations in prior periods. Management believes these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, including assessing future profitability.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

On April 14, 2023 (the “Control Date”), CP obtained control of KCS and CPKC began consolidating KCS, which had been accounted for under the equity method of accounting between December 14, 2021 and April 13, 2023. On the Control Date, CPKC’s previously-held interest in KCS was remeasured to its Control Date fair value. CPKC is presenting Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share to give effect to results while isolating and removing the impact of the acquisition of KCS on those results. These measures provide a comparison to prior period financial information as adjusted to exclude certain significant items and are used to evaluate CPKC’s operating performance and for planning and forecasting future business operations and future profitability.

Management believes the use of Non-GAAP measures provides meaningful supplemental information about our operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount or provide improved comparability to past performance. As a result, these items are excluded for management's assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, the merger termination payment received, KCS's gain on unwinding of interest rate hedges (net of CPKC's associated purchase accounting basis differences and tax), as recognized within Equity earnings of Kansas City Southern in the Company's Consolidated Statements of Income, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), loss on derecognition of CPKC’s previously held equity method investment in KCS, discrete tax items, changes in the outside basis tax difference between the carrying amount of CPKC's equity investment in KCS and its tax basis of this investment, a deferred tax recovery related to the elimination of the deferred tax liability on the outside basis difference of the investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, financing fees, integration planning costs consisting of third-party services and system migration, debt exchange transaction costs, community investments, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, restructuring, employee retention and synergy incentive costs, and transaction and integration costs incurred by KCS. These items may not be non-recurring. However, management believes excluding these significant items from GAAP results provides an additional viewpoint which may give users a consistent understanding of CPKC's financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide additional insight to investors and other external users of CPKC's financial information.

In addition, Core adjusted combined operating ratio and Core adjusted combined diluted earnings per share exclude KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences being the incremental depreciation and amortization in relation to fair value adjustments to properties and intangible assets, incremental amortization in relation to fair value adjustments to KCS’s investments, and amortization of the change in fair value of debt of KCS assumed on the Control Date, as recognized within Depreciation and amortization, Other expense, and Net interest expense, respectively, in the Company's Consolidated Statements of Income. During the periods that KCS was equity accounted for, from December 14, 2021 to April 13, 2023, KCS purchase accounting represents the amortization of basis differences, being the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS immediately prior to its acquisition by the Company, net of tax, as recognized within Equity (earnings) loss of Kansas City Southern in the Company's Interim Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Excluding KCS purchase accounting from GAAP results provides financial statement users with additional transparency by isolating for the impact of KCS purchase accounting.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Core Adjusted Combined Diluted Earnings per Share

Core adjusted combined diluted earnings per share is calculated using Net income attributable to controlling shareholders reported on a GAAP basis adjusted for significant items less KCS purchase accounting, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP. Between December 14, 2021 and April 13, 2023, KCS was accounted for in CPKC's diluted earnings per share reported on a GAAP basis using the equity method of accounting and on a consolidated basis beginning April 14, 2023. As the equity method of accounting and consolidation both provide the same diluted earnings per share for CPKC, no adjustment is required to pre-control diluted earnings per share to be comparable on a consolidated basis.

In the first six months of 2023, there were four significant items included in the Net income attributable to controlling shareholders as reported on a GAAP basis as follows:
•in the second quarter, a remeasurement loss of KCS of $7,175 million recognized in Remeasurement loss of Kansas City Southern due to the derecognition of CPKC’s previously held equity method investment in KCS and remeasurement at its Control Date fair value that unfavourably impacted Diluted EPS by $7.68;

•in the second quarter, a deferred tax recovery of $51 million due to CPKC unitary state apportionment changes that favourably impacted Diluted EPS by 5 cents;
•Deferred tax recovery of $7,855 million that favourably impacted Diluted EPS by $8.42 cents as follows:
–in the second quarter, a deferred tax recovery of $7,832 million related to the elimination of the deferred tax liability on the outside basis difference of the investment in KCS that favourably impacted Diluted EPS by $8.39; and
–in the first quarter, a deferred tax recovery of $23 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 3 cents; and
•acquisition-related costs of $145 million in connection with the KCS acquisition ($122 million after current tax recovery of $23 million), including an expense of $128 million recognized in Purchased services and other, $6 million recognized in Other expense, and $11 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 13 cents as follows:
–in the second quarter, acquisition-related costs of $120 million ($101 million after current tax recovery of $19 million), including costs of $53 million recognized in Purchased services and other, $63 million recognized in Compensation and benefits, $3 million recognized in Other expense, and $1 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 11 cents; and
–in the first quarter, acquisition-related costs of $25 million ($21 million after current tax recovery of $4 million), including costs of $12 million recognized in Purchased services and other, $3 million recognized in Other expense, and $10 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 2 cents.

In 2022, there were five significant items included in Net income attributable to controlling shareholders as reported on a GAAP basis as follows:

•in the fourth quarter, a gain of $212 million due to KCS's gain on unwinding of interest rate hedges (net of CPKC's associated purchase accounting basis differences and tax) recognized in Equity earnings of KCS that favourably impacted Diluted EPS by 23 cents;
•in the fourth quarter, a deferred tax recovery of $24 million as a result of a reversal of an uncertain tax item related to a prior period that favourably impacted Diluted EPS by 3 cents;
•in the third quarter, a deferred tax recovery of $12 million due to a decrease in the Iowa state tax rate that favourably impacted Diluted EPS by 1 cent;
•during the course of the year, a net deferred tax recovery of $19 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 2 cents as follows:
–in the fourth quarter, a $27 million recovery that favourably impacted Diluted EPS by 3 cents;
–in the third quarter, a $9 million recovery that favourably impacted Diluted EPS by 1 cent;
–in the second quarter, a $49 million expense that unfavourably impacted Diluted EPS by 5 cents; and
–in the first quarter, a $32 million recovery that favourably impacted Diluted EPS by 3 cents.
•during the course of the year, acquisition-related costs of $123 million in connection with the KCS acquisition ($108 million after current tax recovery of $15 million), including costs of $74 million recognized in Purchased services and other, and $49 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 12 cents as follows:
–in the fourth quarter, acquisition-related costs of $27 million ($16 million after current tax recovery of $11 million), including costs of $17 million recognized in Purchased services and other and $10 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 3 cents;
–in the third quarter, acquisition-related costs of $30 million ($33 million after current tax expense of $3 million), including costs of $18 million recognized in Purchased services and other and $12 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, acquisition-related costs of $33 million ($29 million after current tax recovery of $4 million), including costs of $19 million recognized in Purchased services and other and $14 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 3 cents; and
–in the first quarter, acquisition-related costs of $33 million ($30 million after current tax recovery of $3 million), including costs of $20 million recognized in Purchased services and other and $13 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 3 cents.

KCS purchase accounting included in Net income attributable to controlling shareholders as reported on a GAAP basis was as follows:

2023:
•during the first six months ended June 30, 2023, KCS purchase accounting of $123 million ($103 million after deferred tax recovery of $20 million), including costs of $68 million recognized in Depreciation and amortization, $6 million recognized in Net interest expense, $1 million recognized in Other expense, and $48 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 11 cents as follows:
–in the second quarter, KCS purchase accounting of $81 million ($61 million after deferred tax recovery of $20 million), including costs of $68 million recognized in Depreciation and amortization, $6 million recognized in Net interest expense, $1 million recognized in Other expense, and $6 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 6 cents; and
–in the first quarter, KCS purchase accounting of $42 million recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 5 cents.

2022:
•during the twelve months ended December 31, 2022, KCS purchase accounting of $163 million expense recognized in Equity earnings of KCS that unfavourably impacted Diluted EPS by 17 cents as follows:
–in the fourth quarter, KCS purchase accounting of $42 million that unfavourably impacted Diluted EPS by 4 cents;
–in the third quarter, KCS purchase accounting of $42 million that unfavourably impacted Diluted EPS by 4 cents;
–in the second quarter, KCS purchase accounting of $39 million that unfavourably impacted Diluted EPS by 5 cents; and
–in the first quarter, KCS purchase accounting of $40 million that unfavourably impacted Diluted EPS by 4 cents.

	For the three months ended June 30		For the six months ended June 30		For the twelve months ended December 31
	2023	2022	2023	2022	2022
CPKC diluted earnings per share as reported	$1.42	$0.82	$2.28	$1.45	$3.77
Less:
Significant items (pre-tax):
KCS net gain on unwind of interest rate hedges	—	—	—	—	0.23
Remeasurement loss of KCS	(7.68)	—	(7.68)	—	—
Acquisition-related costs	(0.13)	(0.03)	(0.16)	(0.07)	(0.14)
KCS purchase accounting	(0.09)	(0.05)	(0.14)	(0.09)	(0.17)
Add:
Tax effect of adjustments(1)	(0.05)	—	(0.06)	(0.01)	(0.02)
Income tax rate changes	(0.05)	—	(0.05)	—	(0.01)
Deferred tax (recovery) expense on the outside basis difference of the investment in KCS	(8.39)	0.05	(8.42)	0.02	(0.02)
Reversal of provision for uncertain tax item	—	—	—	—	(0.03)
Core adjusted combined diluted earnings per share(2)	$0.83	$0.95	$1.73	$1.62	$3.77
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 0.54% and 0.58% for the three and six months ended June 30, 2023, respectively, 4.70% and 4.32% for the three and six months ended June 30, 2022, respectively, and 16.97% for the twelve months ended December 31, 2022. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.
(2) The Company previously used the non-GAAP measure Core adjusted diluted earnings per share, which was calculated as diluted earnings per share adjusted for significant items less KCS purchase accounting. Core adjusted diluted earnings per share was $0.95 and $1.62 for the three and six months ended June 30, 2022, respectively, and $3.77 for the twelve months ended December 31, 2022, which are the same as the revised measure Core adjusted combined diluted earnings per share, as KCS was equity accounted for within CPKC's results.

Core Adjusted Combined Operating Ratio

Core adjusted combined operating ratio is calculated from reported GAAP revenue and operating expenses adjusted for (1) KCS operating income prior to the Control Date and giving effect to transaction accounting adjustments in a consistent manner with Regulation S-X Article 11 ("Article 11"), where applicable, (2) significant items (acquisition-related costs) that are reported within Operating income, and (3) KCS purchase accounting recognized in Depreciation and amortization.

This combined measure does not purport to represent what the actual consolidated results of operations would have been had the Company obtained control of KCS and consolidation actually occurred on January 1, 2022, nor is it indicative of future results. This information is based on information as of the date hereof and upon assumptions that CPKC believes reasonably reflect the impact to CPKC's historical financial information, on a supplemental basis, of obtaining control of KCS had it occurred as of January 1, 2022. This information does not include anticipated costs related to integration activities, cost savings or synergies that may be achieved by the combined company.

In the first six months of 2023, acquisition-related costs were $141 million in connection with the KCS acquisition and unfavourably impacted operating ratio on a combined basis, calculated in a manner consistent with Article 11, by 2.1%:
•in the second quarter, acquisition-related costs of $116 million that unfavourably impacted operating ratio by 3.5%; and
•in the first quarter, acquisition-related costs of $25 million that unfavourably impacted operating ratio by 0.7%.

In the first six months of 2022, acquisition-related costs were $104 million in connection with the KCS acquisition and unfavourably impacted operating ratio on a combined basis, calculated in a manner consistent with Article 11, by 1.7%:
•in the second quarter, acquisition-related costs of $35 million that unfavourably impacted operating ratio by 1.1%; and
•in the first quarter, acquisition-related costs of $69 million that unfavourably impacted operating ratio by 2.5%.

KCS purchase accounting included in operating ratio on a combined basis, calculated in a manner consistent with Article 11, was as follows:

2023:
•during the first six months ended June 30, 2023, KCS purchase accounting of $160 million recognized in Depreciation and amortization that unfavourably impacted operating ratio by 2.4% as follows:
–In the second quarter, KCS purchase accounting of $80 million that unfavourably impacted operating ratio by 2.4%; and
–In the first quarter, KCS purchase accounting of $80 million that unfavourably impacted operating ratio by 2.3%.

2022:
•during the first six months ended June 30, 2022, KCS purchase accounting of $152 million recognized in Depreciation and amortization that unfavourably impacted operating ratio by 2.5% as follows:
–in the second quarter, KCS purchase accounting of $76 million that unfavourably impacted operating ratio by 2.3%; and
–in the first quarter, KCS purchase accounting of $76 million that unfavourably impacted operating ratio by 2.7%.

	For the three months ended June 30		For the six months ended June 30
	2023	2022(3)	2023	2022(3)
CPKC operating ratio as reported	70.3%	60.6%	67.4%	65.3%
Add:
KCS operating income as reported prior to Control Date(1)	(0.2)%	0.8%	(0.3)%	(0.8)%
Pro forma Article 11 transaction accounting adjustments(2)	0.4%	2.3%	1.4%	3.0%
	70.5%	63.7%	68.5%	67.5%
Less:
Acquisition-related costs	3.5%	1.1%	2.1%	1.7%
KCS purchase accounting in Depreciation and amortization	2.4%	2.3%	2.4%	2.5%
Core adjusted combined operating ratio	64.6%	60.3%	64.0%	63.3%
(1) KCS results were translated into Canadian dollars at the Bank of Canada monthly average rate for April 1 through April 13, 2023 and the three months ended June 30, 2022, as well for January 1 through April 13, 2023 and the six months ended June 30, 2022 of $1.35, $1.28, $1.35, and $1.27, respectively.
(2) Pro forma Article 11 transaction accounting adjustments represent adjustments made in a manner consistent with Article 11, these include:
•For April 1 through April 13, 2023 in the three months ended June 30, 2023, depreciation and amortization of differences between the historic carrying values and the provisional fair values of KCS's tangible and intangible assets and investments prior to the Control Date of 0.4% operating ratio and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions;
•For January 1 through April 13, 2023 in the six months ended June 30, 2023, depreciation and amortization of differences between the historic carrying values and the provisional fair values of KCS's tangible and intangible assets and investments prior to the Control Date of 1.4% operating ratio and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions;
•For the three months ended June 30, 2022, depreciation and amortization of differences between the historic carrying values and the provisional fair values of KCS's tangible and intangible assets and investments prior to the Control Date of 2.3% operating ratio and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions; and
•For the six months ended June 30, 2022, depreciation and amortization of differences between the historic carrying values and the provisional fair values of KCS's tangible and intangible assets and investments prior to the Control Date of 2.5% operating ratio, the estimated transaction costs expected to be incurred by the Company of 0.5% operating ratio and miscellaneous immaterial amounts that have been reclassified across revenue, operating expenses, and non-operating income or expense, consistent with CPKC's financial statement captions.
For more information about these pro forma transaction accounting adjustments for the three months ended March 31, 2023, June 30, 2022, and March 31, 2022, please see Exhibit 99.1 “Selected Unaudited Combined Summary of Historical Financial Data” of CPKC’s Current Report on Form 8-K furnished with the Securities and Exchange Commission (“SEC”) on May 15, 2023.
(3) The Company previously used the non-GAAP measure Adjusted operating ratio, which was defined as operating ratio excluding those significant items that are reported within Operating income. Adjusted operating ratio was 59.7% and 64.3% for the three and six months ended June 30, 2022, respectively, which was changed to the revised measure Core adjusted combined operating ratio. The differences were due to the addition of KCS historical operating income less KCS acquisition-related costs (as defined above) prior to the Control Date. For the three and six months ended June 30, 2023, CPKC has presented the non-GAAP measure of Core adjusted combined operating ratio, as defined above, to provide a comparison to prior period combined information calculated in a manner consistent with Article 11 as further adjusted to conform to CPKC’s core adjusted measures.